Exhibit 5.3

HellerEhrman

November 12, 2004	Heller Ehrman White & McAuliffe

Solicitors and International Lawyers

Michael Phillips

MPhillips@hewm.com

Direct 852.2292.2207

Direct Fax 852.2292.2200

Main 852.2292.2000

Fax 852.2292.2200

40397.0005 (7120)

ASAT Limited

Timerson Limited

c/o ASAT Holdings Limited

14th Floor, 138 Texaco Road

Tsuen Wan, New Territories

Hong Kong

ASAT Limited and Timerson Limited Guarantees of U.S. $150,000,000 9.25%

Senior Notes due 2011 of New ASAT (Finance) Limited

Ladies and Gentlemen,

1.	We have acted as Hong Kong legal counsel to ASAT Limited and Timerson Limited, companies incorporated under the laws of Hong Kong (collectively the “Companies” and each a “Company”; the Companies are sometimes referred to collectively with New ASAT (Finance) Limited, an exempted company with limited liability under the Companies Law (2003 Revision) of the Cayman Islands (the “Issuer”), as the “Registrants”), in connection with the filing by the Registrants with the United States Securities and Exchange Commission (the “Commission”) of a registration statement on Forms F-4 and S-4 as amended from time to time (the “Registration Statement”) under the United States Securities Act of 1933, as amended (the “Securities Act”).

2.	We understand that, pursuant to the Registration Statement, the Issuer is registering under the Securities Act an aggregate of up to $150,000,000 in principal amount of its 9.25% Senior Notes due 2011 (the “Exchange Notes”) to be issued in exchange (the “Exchange Offer”) for a like principal amount of the Issuer’s outstanding 9.25% Senior Notes due 2011 (the “Outstanding Notes”) upon the terms set forth in the Registration Statement and the letter of transmittal filed as an exhibit thereto. The Outstanding Notes are guaranteed by each of the Companies (the “Outstanding Guarantees”). We understand further that, the Registration Statement also covers issuance of the guarantees by each of the Companies of the Exchange Notes in exchange for the Outstanding Guarantees pursuant to the Exchange Offer (the “Exchange Guarantees”). The Outstanding Notes and Outstanding Guarantees were issued, and the Exchange Notes and the Exchange Guarantees will be issued, pursuant to an Indenture dated as of 26 January 2004 by and among New ASAT (Finance) Limited, ASAT Holdings Limited, ASAT Limited, Timerson Limited, ASAT, Inc. and The Bank of New York, as Trustee (the “Indenture”).

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3.	We do not generally represent the Companies in connection with their legal affairs. We have been retained by the Companies solely for the purpose of rendering this opinion and have not participated in the negotiation or preparation of any of the documents relating to the transactions which are the subject of this opinion.

4.	Capitalised terms used without definition in this opinion shall have the meanings given to them in the Indenture. Without prejudice to the generality of the foregoing, all references in this opinion to “Hong Kong” shall mean the Hong Kong Special Administrative Region of the People’s Republic of China.

5.	We have based our opinion upon our review of the following records, documents, instruments and certificates and searches:-

5.1	copies of

(i)	the Indenture;

(ii)	the Registration Rights Agreement; and

(iii)	the final draft of the Registration Statement

(collectively, the “Principal Agreements”);

5.2	a copy of each of (i) the certificate of incorporation, (ii) certificate(s) of incorporation on change of name, and (iii) the memorandum and articles of association of each of the Companies;

5.3	an original copy of the certificate of continuing registration of each of the Companies, both dated 11 November 2004;

5.4	a copy of each of the written resolutions of the board of directors and shareholders of the Companies approving, inter alia, the Principal Agreements and the transactions contemplated thereby, all dated 16 January 2004;

5.5	searches relating to the Companies, carried out on the following dates and times referred to below of:-

(i)	all public information as is maintained by the Registrar of Companies in Hong Kong (date: 11 November 2004); and

(ii)	computer records on the filing of winding-up petitions maintained by the Official Receiver’s Office of Hong Kong (date: 11 November 2004)

(collectively, the “Searches”);

5.6	the statutory books (including the register of members) of each of the Companies and other documents relating thereto (collectively, the “Statutory Records”), which were inspected by us on 11 November 2004.

We have not conducted any other searches or enquiries (including other writ searches) since such dates of searches and inspected any statutory books since such date of inspection and we have assumed that further searches or inspections would not reveal any circumstances which would require an amendment to this opinion.

6.	In giving this opinion, we have assumed:-

6.1	the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, seals, and chops (if any), and the conformity to the originals of all records, documents, and instruments submitted to us as copies;

6.2	the correctness of all facts stated in the Principal Agreements;

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6.3	that, all material facts and documents relevant to this opinion have been disclosed to us;

6.4	that, the information disclosed by the Searches and the Statutory Records was then complete, accurate, and up-to-date and has not been since then altered or added to and that such Searches and Statutory Records did not fail to disclose any information which had been delivered for filing or registration but was not disclosed or did not appear from the information available at the date and time of our Searches and at the date and time of our inspection of the Statutory Records;

6.5	that, entering into the Principal Agreements and the Exchange Guarantees to be issued pursuant thereto is in the commercial benefit of the Companies;

6.6	that, in connection with the resolutions of the board of directors and shareholders of each of the Companies provided to us in connection with this opinion, such resolutions (i) are complete and accurate, and have not been amended or rescinded and remain in full force and effect, (ii) were duly passed at a properly convened meeting or by way of written resolution signed by all duly appointed directors and shareholders of each of the Companies and (iii) were passed by a duly qualified quorum or with the unanimous written consent of the directors and shareholders of each of the Companies voting in favour of the resolutions and any requirements of law or provisions contained in the Companies Ordinance or the respective memoranda and articles of association of the Companies relating to the declaration of directors’ and shareholders’ interests or the power of interested directors and shareholders to vote were duly observed;

6.7	that, the memorandum and articles of association of each of the Companies are complete, accurate and up-to-date and have not been altered or modified; and

6.8	that, the Companies have not passed a winding-up resolution and are fully solvent and, further, that (i) no petition has been presented or order made for their winding-up or dissolution, (ii) no receiver, trustee or similar officer has been appointed in respect of the Companies or any of their assets, and (iii) no notice (which could lead to the Companies being struck off the Register of Companies) has been received by either of the Companies or published in the Gazette under section 291 of the Companies Ordinance.

7.	Based on and subject to the foregoing, the qualifications referred to above and the matters referred to below, we are of the opinion that:

7.1	each of the Companies is a company duly incorporated and validly existing under the laws of Hong Kong;

7.2	each of the Companies has the necessary corporate power and authority under the laws of Hong Kong and its memorandum and articles of association, to enter into and perform its obligations pursuant to the Exchange Guarantees;

7.3	the issue of the Exchange Guarantees has been duly authorized by the Companies; and

7.4	the execution and delivery of the Indenture have been duly authorized by the Companies.

8.	In circumstances where the seal of ASAT Limited is affixed to any agreement or instrument on which the signature of any officer or director of ASAT Limited has been imprinted or otherwise reproduced thereon by facsimile or mechanical form, such procedure shall be in contravention of the Articles of Association of ASAT Limited with regard to the proper use of the seal and the agreement or instrument (as the case may be) will not be enforceable against ASAT Limited. Our opinion in paragraph 7 above is, therefore, subject to the aforesaid qualification and reservation.

9.	Our opinion expressed in paragraph 7.1 above as to the valid existence of the Companies under the laws of Hong Kong is based solely upon the certificates of continuing registration enumerated above. We have made no additional investigation after the respective dates of those certificates in rending the opinion expressed in paragraph 7.1 above.

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10.	In connection with our opinion relating to the Principal Agreements, Exchange Guarantees, and other documents and instruments mentioned in this opinion, we have not reviewed, and express no opinion on any terms or provisions therein contained. In particular, we express no opinion as to the enforceability of any of such documents and instruments.

11.	All matters, facts and information contained in paragraph 2 above are included herein for information purposes only. We have made no enquiry to verify and express no opinion on the accuracy of such matters, facts and information.

12.	Our opinion is given subject also to the matters set out below:-

12.1	On 1st July 1997, Hong Kong became the Hong Kong Special Administrative Region (the “HKSAR”) of the People’s Republic of China (the “PRC”). On 4th April 1990, the National People’s Congress (the “NPC”) of the PRC adopted the Basic Law of the HKSAR (the “Basic Law”). Under Article 8 of the Basic Law, the laws of Hong Kong in force at 30th June 1997, that is, the common law, rules of equity, ordinances, subordinate legislation and customary law, shall be maintained, except for any that contravenes the Basic Law, and subject to any amendment by the legislature of the HKSAR. Under Article 160 of the Basic Law, the laws of Hong Kong in force at 30th June 1997 shall be adopted as the laws of the HKSAR unless they are declared by the Standing Committee of the NPC (the “Standing Committee”) to be in contravention of the Basic Law and, if any laws are later discovered to be in contravention of the Basic Law, they shall be amended or cease to have force in accordance with the procedure prescribed by the Basic Law.

12.2	On 23rd February 1997, the Standing Committee adopted a decision (the “Decision”) on the treatment of laws previously in force in Hong Kong. Under paragraph 1 of the Decision, the Standing Committee decided that “the laws previously in force in Hong Kong, which include, the common law, rules of equity, ordinances, subsidiary legislation and customary law, except for those which contravene the Basic Law, are to be adopted as the laws of the HKSAR”. Under paragraph 2 of the Decision, the Standing Committee decided that the ordinances and subsidiary legislation set out in Annex 1 to the Decision “which are in contravention of the Basic Law” are not to be adopted as the laws of the HKSAR. One of the ordinances set out in that Annex is the Application of English Law Ordinance (Cap.88) (the “English Law Ordinance”). The English Law Ordinance applied the common law and rules of equity of England to Hong Kong. We have assumed in giving this opinion that the effect of paragraph 2 of the Decision, insofar as it relates to the English Law Ordinance, is to repeal the English Law Ordinance prospectively and that the common law and rules of equity of England which applied in Hong Kong on 30th June 1997 continue to apply, subject to their subsequent independent development which will rest primarily with the courts of the HKSAR which are empowered by the Basic Law to refer to precedents of other common law jurisdictions when adjudicating such cases. Such assumption is consistent with the approach taken by the Court of Appeal in HKSAR v Ma Wai Kwan David and Others [1997] 2 HKC 315.

13.	This opinion is limited to, and given on the basis of, Hong Kong law in force at the date hereof as currently applied in the courts of Hong Kong. We accept no obligation to inform you of any change in such laws or in their interpretation or administration after the date hereof, which may affect the opinions expressed herein. We have made no investigation of, and express no opinion as to, the laws of any jurisdiction other than Hong Kong.

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14.	Subject to paragraph 15 below, this opinion is addressed to you for your sole benefit in connection with the transactions contemplated by the Principal Agreements and the Exchange Guarantees to be issued pursuant thereto and may not, without our prior written consent, (i) be relied upon by any other person for any other purpose, (ii) be disclosed, except to persons who in the ordinary course of your business have access to your records on the basis that they will make no further disclosure and except to persons in the course of judicial arbitration or other legal proceedings or to persons in the course of regulatory governmental proceedings or inquiries, or (iii) be filed with any person or quoted or referred to in any public document and this opinion is strictly limited to the matters stated in it and does not apply by implication to other matters.

15.	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the headings “Risk Factors”, “Legal Matters” and “Enforceability of Civil Liabilities” in the related prospectus contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act. Further, we consent to the reliance by Wilson Sonsini Goodrich & Rosati, Professional Corporation, on this letter in connection with their opinions regarding the enforceability of the Exchange Guarantees against the Companies.

Yours faithfully,

/s/    Heller Ehrman

HELLER EHRMAN WHITE & McAULIFFE